EXHIBIT 23.1

KPMG LLP
PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IsoEnergy Ltd.

We, KPMG LLP, consent to the use of:

•	our report dated February 27, 2025, on the consolidated financial statements of IsoEnergy Ltd., which comprise the consolidated statements of financial position as at December 31, 2024 and December 31, 2023, the related consolidated statements of loss and comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes;

•	our report dated February 29, 2024, on the consolidated financial statements of IsoEnergy Ltd., which comprise the consolidated statements of financial position as at December 31, 2023 and December 31, 2022, the related consolidated statements of loss and comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes;

each of which are incorporated by reference in the Form S-8 being filed by IsoEnergy Ltd. with the United States Securities and Exchange Commission.

/s/ KPMG LLP

Chartered Professional Accountants

June 9, 2025

Vancouver, Canada